Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS

November 18, 2005

Pursuant to SEC Regulation BTR (Blackout Trading Restriction) and the Sarbanes-Oxley Act of 2002, this notice is provided to you, as a Director or Executive Officer of Zenith National Insurance Corp. (the “Company”) due to a temporary suspension of trading (the “Transition Blackout Period”) imposed on the Company’s 401(k) Plan (the “Plan”) that includes restrictions on investment changes involving the Company’s common stock, par value $1.00 per share (the “Company Common Stock”), held in the Plan.

During the Transition Blackout Period, you may not engage in any acquisition, purchase, sale, transfer or other transaction, whether directly or indirectly, involving the Company’s securities (including derivative securities pertaining to such shares) that you acquired in connection with your service or employment as a Director or Executive Officer of the Company.  In this regard, the prohibition applies to shares of Company Common Stock received by you under the Company’s stock option, restricted stock, or employee stock purchase plans.  Although you are generally permitted to engage in transactions involving the Company Common Stock that were not acquired in connection with your service as a Director or Executive Officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.  The SEC rules though generally exempt purchases or sales under Rule 10b5-1 plans, sales required by law and certain other “automatic” transactions.

You may obtain information without charge at any time, as to whether the Transition Blackout Period has begun or ended by contacting Hyman J. Lee Jr., at the Company headquarters address of 21255 Califa St., Woodland Hills, CA 91367, telephone number 818/676-3960 or by contacting William J. Owen at the same address, telephone number 818/676-3936.

Further, as required by Regulation BTR, the particulars of the Transition Blackout Period are as follows:

The Transition Blackout Period is required because the Company is changing the recordkeeper, trustee, certain features, and fund options for the Plan.  The Transition Blackout Period will begin at 3 PM, Central Time, on December 20, 2005 and is expected to end during the week of January 9, 2006.  During this period of time, participants in the Plan will be unable to (i) change, direct or diversify investments in their accounts, (ii) change the amounts of their salary deferrals, or (iii) request a loan, distribution or in-service withdrawal.  The suspension includes transactions in the Company Common Stock held in the 401(k) Plan.  Contributions, however, will continue to be taken from participants’ paychecks and invested as previously directed by participants.  Participants are told that they may obtain information about the Transition Blackout Period by contacting The 401(k) Company, Participant Services, PO Box 684067, Austin, TX 78768-4067, telephone numbers 800/777-401k or 800/680-401k (espanol) or by contacting Kathy Lloyd, Human Resources, at the Company headquarters address of 21255 Califa St., Woodland Hills, CA 91367, telephone number 818/594-5240.